[INVESCO ICON]     INVESCO FUNDS                  INVESCO FUNDS GROUP, INC.
                                                  7800 East Union Avenue
                                                  Denver, Colorado 80237
                                                  Post Office Box 173706
                                                  Denver, Colorado 80217-3706
                                                  Telephone: 303-930-6300


August 27, 1999



Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO Stock Funds, Inc.

Dear Mr. Meyers:

This is to advise you that INVESCO Blue Chip Growth Fund, the sole series of INVESCO Growth Funds, Inc., INVESCO Small Company Growth Fund, the sole series of INVESCO Emerging Opportunity Funds, Inc.; INVESCO S&P 500 Index Fund, a series of INVESCO Specialty Funds, Inc. and INVESCO Value Equity, the sole series of INVESCO Value Trust, have been reorganized into INVESCO Stock Funds, Inc. (the "Company") effective July 15, 1999. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated July 1, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for these series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,


/s/ Alan I. Watson
------------------------------
Alan I. Watson
Assistant Secretary

Agreed to this _____ day of August, 1999.

STATE STREET BANK AND TRUST COMPANY



By:   ___________________________________
      Vice President